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                   [COMMUNITY PSYCHIATRIC CENTERS LETTERHEAD]


                                                               October 28, 1996

Vencor, Inc.
3300 Providian Center
400 West Market Street
Louisville, KY 40202

Attention:      Mr. W. Bruce Lunsford
                Chairman, President and Chief Executive Officer

        In connection with the consideration of negotiations and/or a possible transaction or series of transactions (a "Transaction") between Community Psychiatric Centers, Inc. ("CPC") and Vencor, Inc. ("VC") (VC and CPC are sometimes referred to as a "Party" and collectively as the "Parties"), each Party and its advisors and agents are prepared to make available certain information which is non-public, confidential or proprietary in nature. The Party to whom such information is delivered is sometimes referred to herein as the "Receiving Party".

        By execution of this letter agreement (the "Agreement"), each Party agrees to treat confidentially all such information whether written or oral (the "Evaluation Material"), and to observe the terms and conditions set forth herein. Each Party also agrees that, subject to the fourth paragraph of this letter, prior to giving any of its directors, officers, employees, partners, affiliates, agents, advisors, or representatives (the "Representatives") access to any of the Evaluation Material, it shall require each such Representative to agree to be bound by the terms of this Agreement.

        For purposes of this Agreement, Evaluation Material shall include, without limitation, all information, data, reports, analyses, compilations, studies, interpretations, projections, forecasts, records, and other material (whether prepared by a Party or otherwise and in whatever form maintained, whether documentary, computerized or otherwise), regardless of the form of communication, that contain or otherwise reflect information concerning a Party that a Receiving Party or its Representatives may be provided by or on behalf of a Party in the course of the Receiving Party's evaluation of a possible Transaction. The term "Evaluation Material" shall also include all information, data, reports, analyses, computations, studies, interpretations, projections, forecasts, records, notes, memoranda, summaries or other material in whatever form maintained, whether documentary, computerized or otherwise, whether prepared by a Receiving Party or its Representatives or others, that contain or otherwise reflect or are based upon, in whole or in part, any such Evaluation Material or that reflect the Receiving Party's review of, or interest in, a Transaction involving all or any portion of a Party (collectively, the "Notes"). This Agreement shall be inoperative as to those particular portions of the Evaluation Material that (i) become generally available to the public other than as result of a disclosure by a Receiving Party or any of

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October 28, 1996


its Representatives, (ii) were available to a Receiving Party on a non-confidential basis prior to the disclosure of such Evaluation Material to a Receiving Party pursuant to this Agreement, provided that the source of such information was not known by a Receiving Party or any of its Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Party or any of its affiliates with respect to such material, or (iii) becomes available to a Receiving Party on a non-confidential basis from a source other than a Party or its Representatives, provided that the source of such information was not known by a Receiving Party or its Representatives, after reasonable investigation, to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to a Party or any of its affiliates with respect to such material.

        Each Party agrees not to use the Evaluation Material for any purpose other than determining whether to enter into a Transaction. Each Party agrees not to disclose or allow disclosure to others of any Evaluation Material, provided that, subject to the second paragraph of this Agreement, each Party may disclose Evaluation Material to its Representatives to the extent necessary to permit such Representatives to assist it in making the determination referred to in the prior sentence. In furtherance of the foregoing, each Party agrees not to use the Evaluation Material in any way directly or indirectly detrimental to the other Party.

         In addition, each Party agrees not to make any disclosure (i) that the Parties are having or have had discussion, (ii) that it has received Evaluation Material from a Party concerning a Transaction, (iii) that it is considering a possible Transaction, or (iv) concerning any discussions related to a possible Transaction, including the status thereof, any termination thereof, any decision not to consider any such Transaction or any of the terms, conditions or other facts with respect thereto, provided that a Party may make such disclosure if it has received the written opinion of its outside counsel that such disclosure is required by law and, prior to such disclosure, such Party promptly advises and consults with the other Party and its legal counsel concerning the information proposed to be disclosed.

        Although each Party will endeavor to include in the Evaluation
Material information known to it which it believes relevant for the purpose of the Receiving Party's investigation, the Receiving Party understands and agrees that neither the other Party nor any of its affiliates, agents, advisors or representatives (i) has made or makes any representations or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Material or (ii) shall have any liability whatsoever to the Receiving Party or its Representatives relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

        Without limiting the generality of the immediately proceeding paragraph, the Evaluation Material may include certain statements, estimates and projections provided by a Party or with respect to its anticipated future performance. Such statements, estimates and projections reflect
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October 28, 1996

various assumptions made by a Party concerning anticipated results, which assumptions may or may not prove to be correct. No representations are made as to the accuracy of such assumptions, statements, estimates or projections. The only information that will have any legal effect will be specifically represented in a definitive agreement.

         In the event that the Receiving Party or anyone to whom it transmits any Evaluation Material in accordance with this Agreement are requested or required (by deposition, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or similar process), in connection with any proceeding, to disclose any Evaluation Material, the Receiving Party will give the other Party prompt written notice of such request or requirement so that the other Party may seek an appropriate protective order or other remedy and/or waive compliance with the provisions of this Agreement, and the Receiving Party will cooperate with the other Party to obtain such protective order. In the event that such protective order or other remedy is not obtained or the other Party waives compliance with the relevant provisions of the Agreement, the Receiving Party (or such other persons to whom such that such request is directed) will furnish only that portion of the Evaluation Material which, in the written opinion of the Receiving Party's counsel, is legally required to be disclosed. It is further agreed that, if in the absence of the protective order, the Receiving Party (or such other persons to whom such request is directed) is nonetheless legally compelled to disclose such information, the Receiving Party may make such disclosure without liability hereunder, provided that the Receiving Party gives the other Party notice of the information to be disclosed as far in advance of its disclosure as is practicable and, upon the other Party's request, use its best efforts to obtain assurance that confidential treatment will be accorded to such information and, provided, further, that such disclosure was not caused by and did not result from a previous disclosure by the Receiving Party or any of its Representative not permitted hereunder.

        If a Party decides not to proceed with a Transaction, such Party will promptly notify the other Party of that decision. In that case, or if a Party shall elect at any time to terminate further arrears by the Receiving Party to the Evaluation Material for any reason, the Receiving Party will promptly destroy or deliver to the other Party all copies of the Evaluation Material in the possession of the Receiving Party or its affiliates or its Representatives, will destroy all Notes and will further deliver to the other Party a certificate executed by one of the Receiving Party's duly authorized executive officers indicating that the requirements of this sentence have been satisfied in full. Notwithstanding the return or destruction of Evaluation Material and Notes, the Receiving Party and its Representatives will continue to be bound by their obligations of confidentiality and other obligations hereunder.

        Each Party understands that (i) the other Party shall conduct the process for a possible Transaction as it in its sole discretion shall determine, (ii) any procedures relating to such a Transaction may be changed at any time without notice, and (iii) each Party shall have the right to reject or accept any proposal or offer for any reason whatsoever,

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October 28, 1996

and only such terms of a Transaction that are outlined in a definitive agreement shall be binding upon either Party, if and when such agreement is executed.

        The Parties agree that, for a period of two (2) years following the date of this Agreement, neither Party will hire any of the other party's managerial employees that have been introduced to the other Party as part of a review of a Transaction.

        Each Party hereby acknowledges that they are aware that the securities laws of the United States prohibit any person who has material, non-public information concerning the other Party or a possible Transaction involving the Parties from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information. The Parties also agree that, for a period of one (1) year following the date of this Agreement, neither Party shall purchase, offer to purchase or otherwise acquire any shares of the other Party's common stock by any means unless such purchase is in accordance with the terms of a definitive agreement between the two Parties.

        Each Party agrees that unless and until a definitive agreement between the Parties with respect to any Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such Transaction, except for the obligations set forth in this Agreement.

        Each Party agrees that money damages would not be a sufficient remedy for any breach of this Agreement by the other Party. Accordingly, in addition to all other remedies available to it, the nonbreaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each Party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that a Party has breached this Agreement, the losing party shall be liable and pay to the winning party the reasonable legal fees incurred by the winning party in connection with such litigation, including, any appeal thereof.

        All modifications or waivers of and amendments to this Agreement or any part hereof must be in writing signed on behalf of each Party.

        It is further understood and agreed that no failure or delay by a Party in exercising any right, power or provision under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

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October 28, 1996


        In the event that any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

        This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

        If you are in agreement with the foregoing, please so indicate by signing, dating and returning one copy of this Agreement, which will constitute our Agreement with respect to the matters set forth herein.

                             Sincerely yours,



                             By:  /s/ Julia L. Kopta
                             ------------------------------
                             Julia L. Kopta
                             Executive Vice President and General Counsel
                             Community Psychiatric Centers



Agreed and accepted:

By: /s/   Jill L. Force
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Name:     Jill L. Force
     ---------------------------
Title: VP & General Counsel
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      Vencor, Inc.